July 1, 1996


KSW, Inc.
37-16 23rd Street
Long Island City, New York 11101

Gentlemen:

     We are pleased to advise you that Fleet Bank, N.A. (the "Bank") has established for the use of KSW, Inc. (the "Company") an uncommitted, unsecured line of credit in the amount of up to $2,500,000.00 upon the following terms and conditions:

     1. Facility. (a) The line of credit (the "Line") shall be a facility for short-term loans ("Loans"), provided that the aggregate principal amount of the Loans at any time outstanding shall not exceed $2,500,000.00.

     (b) Loans shall be extended upon the Company's prior written notice to the Bank (duly executed by an authorized officer of the Company) such notice to be in a form satisfactory to the Bank which may be accomplished by facsimile transmission.

     (c) By establishing the Line, the Bank is enabling its appropriate representatives to make Loans available, if they so determine, during the Credit Period (as hereinafter defined) up to the amount specified above, without further credit authorization in each instance. The Line does not constitute an agreement by the Bank to make any particular Loans available, and, accordingly, the Bank may refuse to make any requested Loans available. Further, the Bank may terminate the Line at any time and without prior notice.

     (d) Any Loan which the Bank, in its sole discretion, decides to make available, shall be upon such additional terms and conditions, including, without limitation, as to amount, use of proceeds, term and others, which at the time such Loan is made 0 available, are acceptable to the Bank.

     (e) Additionally, no fact or circumstance of any kind whatsoever, including, without limitation, the fact that the Bank may discuss or make Loans available from time to time, the fact that the Company may depend on Loans from the Bank from time to time, or any act, practice, course of dealing or procedure which the Bank (or any person purporting to act on behalf of the Bank) may take, omit to take or establish or follow in connection with the Line, shall create or result in any obligation on the part of the Bank at any time to make any Loan available under the Line. The Line may not be amended, modified or expanded except in writing executed by the Bank and, without limitation, may not be amended, modified or expanded orally or by any act, practice or procedure, taken or engaged in by the Bank (or any person purporting to act on behalf of the Bank).

     2. Credit Period. The Line shall be available for the period commencing with the date of the Company's acceptance of the terms hereof and ending May 31, 1997 (the "Credit Period"). All Loans shall mature on the last day of the Credit Period.

     3. Clean-Up Requirement. Notwithstanding the foregoing, during a single period comprised of any 30 consecutive days during the Credit Period there shall be no Loans outstanding under the Line.

     4. Interest and Fees. The Bank shall charge and shall be entitled to receive the following (which amounts, together with any other amounts owing by the Company to the Bank, may be charged to any demand deposit account maintained by the Company with the Bank):

     (a) Loans shall bear interest at a fluctuating rate per annum equal to it in excess of the Prime Rate (the floating rate of interest per annum announced by the Bank from time to time as being the so-called "Prime Rate"), such interest rate to change when and as the Prime Rate changes. Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable monthly in arrears on the first day of each month.

     (b) A Line fee due to the Bank on the date of acceptance hereof in the amount of $12,500.00.

     (c) All fees and disbursements of the Bank's counsel in connection with the preparation of any documentation, enforcement of the Bank's rights or otherwise in connection with the Line, due upon presentment of an invoice therefor.

     5. Guarantees. All obligations of the Company owing to the Bank shall be unconditionally guaranteed by KSW Mechanical Services, Inc. (the "Guarantor") pursuant to the Bank's standard form of guarantee of payment (the "Guarantee").

     6. Other Conditions. In addition to the foregoing, at all times during the Credit Period and as long as any Loan remains outstanding, the Company shall:

     (a) Furnish to the Bank:

     (i) within 120 days of the close of each of the Company's fiscal years, the consolidated balance sheet, consolidated statements of income and retained earnings and cash flows of the Company and the Guarantor as of the last day of and for such fiscal year, each such statement to be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and certified by Corbin & Wertz, CPAs or other firm of independent certified public accountants satisfactory to the Bank;

     (ii) within 45 days of the close of each fiscal quarter of the Company throughout the Credit Period, the consolidated balance sheet, consolidated statements of income and retained earnings and cash flows of the Company and the Guarantor as of the last day of and for such quarter and for the portion of the fiscal year then elapsed, each such statement to be certified by the chief financial or accounting officer of the Company, in each case as having been prepared in accordance with GAAP consistently applied;

     (iii) monthly, not later than the 15th day of each month, a work in progress report, an accounts receivable aging schedule and an accounts payable schedule, each in form and detail I acceptable to the Bank, as of the last day of the immediately preceding month; and

     (iv) such other statements and reports as shall be reasonably requested by the Bank.

     (b) Maintain the following at all times:

     (i) a ratio of total liabilities to tangible net worth of no greater than
1.5 to 1.0; (ii) a ratio of current assets to current liabilities of at least
1.5 to 1.0;

     (iii) tangible net worth of at least $5,600,000;

and

     (iv) working capital of at least $4,000,000.

     For purposes of determining compliance with (i) and (ii) above, the ratios shall be net of the long term retainage payable due under the New York Hospital contract and the corresponding receivable.

     7. Documentation. There shall be no extension of credit hereunder until there shall have been executed documentation acceptable to the Bank, including without limitation, a promissory note, officers' certificates and Guarantee and the Bank has been provided with all corporate documentation and financial statements requested by the Bank.

     8. Governing Law. This letter agreement and each extension of credit hereunder shall be governed by and construed in accordance with the laws of the State of New York and the Company hereby submits to the jurisdiction of the United States federal courts and the courts of the State of New York located in any county or city as selected by the Bank within the State of New York.

     IN ANY ACTION, SUIT OR PROCEEDING, IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, THE NOTE, OR ANY OTHER DOCUMENTS RELATING TO THE LINE OF CREDIT, THE COMPANY, THE GUARANTOR AND THE BANK MUTUALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY, COUNTERCLAIM AND ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES.

     9. Acceptance. If the foregoing is acceptable, please have the enclosed copy of this letter signed by a duly authorized officer of the Company and by the Guarantor in the spaces provided below and returned to the Bank on or before July 8, 1996. This letter shall be of no force or effect and shall be unenforceable against the Bank unless signed and returned to the Bank by such date.


                                      Very truly yours,

                                      FLEET BANK, N.A.


                                      By: /s/Thomas A. Rogers
                                      ------------------------
                                      Thomas A. Rogers
                                      Vice President

Accepted and Agreed:


KSW, INC.


By:/s/Robert E. Brussel
   ------------------------
Name: Robert E. Brussel
Title: Chief Financial Officer


Guarantor:

KSW MECHANICAL SERVICES, INC.


By:/s/Robert E. Brussel
   -------------------------
Name: Robert E. Brussel
Title: Chief Financial Officer